Centrue Financial Corporation Announces First Quarter Earnings

ST. LOUIS, MO -- 04/28/2008 -- Centrue Financial Corporation (NASDAQ: TRUE) reported net income for the first quarter 2008 of $2,445,000 or $0.39 per diluted share as compared to $1,899,000 or $0.28 per diluted share in the first quarter 2007. This represents increases of 28.8% in net income and 39.3% in diluted earnings per share.

"We were pleased with our improved financial performance during the quarter, particularly during such challenging economic times," remarked Thomas A. Daiber, President and Chief Executive Officer of Centrue Financial Corporation, on the announcement. "While we expect to see continued pressure on our net interest margin, we believe we are taking prudent steps to improve our core earnings, maintain strong asset quality, and meet the demands of the present financial climate. During the quarter, we also took several strategic steps to better position our organization for future growth, including relocating our corporate headquarters to St. Louis, Missouri and progressing on our small branch divestitures. These actions are consistent with our objective to improve shareholder returns and to allocate resources to the markets within our footprint with the highest potential for growth. By the end of the second quarter, through 8 sales and closings, our footprint will be reduced to a total of 28 branch locations."

First Quarter Highlights:

   -- Nonrecurring activity for the quarter accounted for approximately
      $349,000 in net income after taxes or $0.06 per diluted share.
      Excluding nonrecurring activity, net income increased 10.4%, while diluted earnings per share rose 17.9%, in comparison to first quarter 2007 results.

   -- First quarter 2008 results included the following nonrecurring activity:

       -- Approximately $83 million in discounted agency securities were called resulting in a net gain on sale of $848,000.  Cash
          received from the called securities was used to fund loans and reinvest in adjustable rate or "hybrid" securities.

       -- Net gain on sale of branches of $482,000.

       -- Write-down of $397,000 in goodwill related to the anticipated sale of a Wealth Management business line.

       -- Approximately $362,000 in costs associated with branch
          sales/closings, employee separation costs and other
          miscellaneous costs.

   -- The loan portfolio increased $58.8 million or 6.1% from year-end
      2007 and $147.6 million or 17.0% from first quarter 2007.

   -- The level of nonperforming assets decreased $1.8 million or 25.7%
      to $5.2 million versus the $7.0 million that existed as of
      December 31, 2007.

   -- The net interest margin decreased 10 basis points to 3.25% as compared to 3.35% recorded in the first and fourth quarters 2007.

   -- As part of an ongoing effort by the Company to redeploy capital to higher growth markets, the Company completed the sale of its Hanover and Elizabeth branches. The transaction resulted in selling $12.7 million in loans and $25.3 million in deposits and generated a net gain on sale of $482,000. Upcoming branch transactions include the previously announced sale of the Manlius and Tampico branches and closing of the Ashkum branch, both scheduled to be completed in the second quarter.

   -- Entered into a $10.0 million subordinated debt agreement with
      LaSalle Bank N.A. The subordinated debt credit facility is unsecured and is intended to qualify as tier II capital for regulatory purposes.

   -- In an effort to provide greater visibility and recognition within the investment community, the Company relocated our corporate headquarters to St. Louis, Missouri.

Loan and Funding

Outstanding loans totaled $1.016 billion as compared to $957.3 million recorded at December 31, 2007. This represents an increase of $58.8 million or 6.1%. The loan growth was largely generated in the St. Louis and Streator markets and was concentrated in commercial real estate and commercial and industrial lending activities. The Company has no direct exposure to subprime mortgages.

Deposits totaled $1.049 billion as compared to $1.033 billion recorded at December 31, 2007. This represents an increase of $16.0 million or 1.6%. The majority of the increase was concentrated in lower costing non-maturing deposits, representing a shift from higher costing time deposits.

Asset Quality and Allowance for Loan Loss

Due to strong long growth experienced during the quarter, the Company recorded a $766,000 provision for loan losses versus no provision recorded in the first quarter 2007 and $449,000 recorded in the fourth quarter 2007. The allowance was 1.10% of total loans outstanding at March 31, 2008, compared to 1.12% reported at year-end 2007. Net charge-offs were $300,000 or 0.03% of average loans compared to $228,000 or 0.03% in the first quarter 2007 and $546,000 or 0.06% recorded in fourth quarter 2007. The first quarter 2008 reserve coverage ratio (allowance to nonperforming loans) was reported at 276.52% as compared to 262.96% reported at year-end 2007.

Nonperforming loans remained unchanged at $4.1 million as compared to year-end 2007 and decreased $5.3 million or 56.4% from the $9.4 million recorded in the first quarter 2007. The level of nonperforming loans to end of period loans totaled 0.40% as of March 31, 2008 compared to 0.43% as of December 31, 2007. In light of current market conditions, a review of our commercial real estate portfolio is ongoing. This continuing review has resulted in two large relationships aggregating $28 million being placed onto our internal watch list over the past thirty days. We are proactively working with the affected borrowers in order to strengthen or liquidate the loans.

Net Interest Margin

The net interest margin for the first quarter of 2008 decreased 10 basis points to 3.25% as compared to 3.35% reported in the first quarter 2007 and fourth quarter 2007. The decrease in the net interest margin was primarily a result of the aggressive reduction in short-term interest rates by the FOMC in the first quarter. Due to the Company's asset-liability position, changes impact loan yields quicker than the Company's cost of funds.

Tax-equivalent net interest income increased to $10.0 million for the first quarter 2008 as compared to $9.6 million earned in the same period of 2007. The improvement in net interest income was largely related to growth in the loan portfolio and a decrease in rates paid on funding costs. These improvements were partially offset by reductions in the rates earned and volume of the securities portfolio and a decrease in rates earned on loans. It is likely that the margin will remain under pressure throughout 2008 due to expected future FOMC short-term interest rate reductions and competitive pressures in loans and deposits.

Noninterest Income and Expense

Total noninterest income for the first quarter 2008 was $4.9 million as compared to $3.3 million reported in the same period in 2007. Excluding $848,000 in security gains and $482,000 in net gain on sale of other assets, noninterest income increased $354,000 or 10.9%. The remaining change was primarily the result of improvements in service charges and NSF fees on deposit accounts, volume related improvement from the mortgage banking division and revenue generated from electronic banking products.

Total noninterest expense for the first quarter 2008 was $10.3 million as compared to $9.9 million reported in the same period in 2007. Excluding $759,000 of previously mentioned nonrecurring items, noninterest expense declined $391,000 or 3.9 % during the first quarter of 2008 as compared to the same period in 2007. The remaining change was primarily the result of reductions in salaries and employee benefits due to a decrease in full time equivalent employees, data processing costs and supplies expenses.

Capital Management

At March 31, 2008, the Company's total risk-based capital ratio and leverage ratio were 10.79% and 7.65%, respectively. The Company's capital positions continue to exceed the minimum ratios of 10.0% and 5.0% required by the Federal Reserve for a bank holding company to be considered "well capitalized."

Other capital management activity for the quarter included the following:

--  The Board of Directors approved the payment of a $0.13 common stock dividend, marking the 91st consecutive quarter of dividends paid to stockholders.
--  The Company repurchased 58,500 shares of common stock at a weighted average cost of $20.08 per share.  As of March 31, 2008, approximately
    395,078 shares are authorized to be repurchased under the existing plan.

About the Company

Centrue Financial Corporation is a regional financial services company headquartered in St. Louis, Missouri and devotes special attention to personal service and offers bank, trust and investment services. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central and Northern Illinois down to the metropolitan St. Louis area.

Further information about the company will be available at its website at http://www.centrue.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market areas; the Company's implementation of new technologies; the Company's ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

      -- Unaudited Quarterly Highlights
      -- Unaudited Consolidated Balance Sheets
      -- Unaudited Consolidated Statements of Income
      -- Unaudited Selected Quarterly Consolidated Financial Data

Centrue Financial Corporation
Unaudited Highlights
(In Thousands, Except Share Data)

                                                       Three Months Ended
                                                            March 31,
                                                      --------------------
                                                        2008       2007
                                                      ---------  ---------
Operating Highlights
 Net income                                           $   2,445  $   1,899
 Return on average total assets                            0.71%      0.60%
 Return on average stockholders equity                     8.24       6.50
 Net interest margin                                       3.25       3.35
 Efficiency ratio                                         73.06      75.13
Per Share Data
 Diluted earnings per common share                    $    0.39  $    0.28
 Book value per common share                          $   19.48  $   18.42
 Diluted weighted average common
  shares outstanding                                  6,088,608  6,497,614
 Period end common shares outstanding                 6,026,146  6,470,840
Stock Performance Data
 Market price:
  Quarter end                                         $   19.74  $   19.37
   High                                               $   22.94  $   19.93
   Low                                                $   17.26  $   18.99
 Period end price to book value                            1.01       1.05

Centrue Financial Corporation
Unaudited Consolidated Balance Sheets
(In Thousands, Except Share Data)

                                                   March 31,   December 31,
                                                      2008         2007
                                                  -----------  -----------
ASSETS
  Cash and cash equivalents                       $    50,606  $    51,628
  Securities available-for-sale                       207,267      238,661
  Restricted securities                                10,670       10,670
  Loans                                             1,016,097      957,285
  Allowance for loan losses                           (11,221)     (10,755)
                                                  -----------  -----------
    Net loans                                       1,004,876      946,530
  Cash surrender value of life insurance               27,147       26,895
  Mortgage servicing rights                             3,090        3,161
  Premises and equipment, net                          34,649       35,615
  Goodwill                                             25,101       25,498
  Intangible assets, net                               10,495       11,007
  Other real estate                                     1,153        2,937
  Other assets                                         12,798       12,397
                                                  -----------  -----------

    Total assets                                  $ 1,387,852  $ 1,364,999
                                                  ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Deposits
      Non-interest-bearing                        $   118,368  $   114,360
      Interest-bearing                                930,681      918,662
                                                  -----------  -----------
        Total deposits                              1,049,049    1,033,022
    Federal funds purchased and securities sold
     under agreements to repurchase                    49,166       44,937
    Federal Home Loan Bank advances                   115,408      121,615
    Notes payable                                      24,031       13,802
    Series B mandatory redeemable preferred stock         831          831
    Subordinated debentures                            20,620       20,620
    Other liabilities                                  10,877       11,296
                                                  -----------  -----------
      Total liabilities                             1,269,982    1,246,123

  Stockholders' equity
    Series A convertible preferred stock                  500          500
    Common stock                                        7,451        7,438
    Surplus                                            71,131       70,901
    Retained earnings                                  61,219       60,344
    Accumulated other comprehensive income (loss)         (11)         939
                                                  -----------  -----------
                                                      140,290      140,122
    Treasury stock, at cost                           (22,420)     (21,246)
                                                  -----------  -----------
      Total stockholders' equity                      117,870      118,876

        Total liabilities and stockholders’
         equity                                   $ 1,387,852  $ 1,364,999
                                                  ===========  ===========

Centrue Financial Corporation
Unaudited Consolidated Statements of Income
(In Thousands, Except Share Data)

                                                       Three Months Ended
                                                            March 31,
                                                      ---------------------
                                                         2008       2007
                                                      ---------- ----------
Interest income
  Loans                                               $   17,295 $   16,046
  Securities
    Taxable                                                2,474      3,277
    Exempt from federal income taxes                         358        382
  Federal funds sold and other                                55        108
                                                      ---------- ----------
    Total interest income                                 20,182     19,813

Interest expense
  Deposits                                                 8,340      8,817
  Federal funds purchased and securities
   sold under agreements to repurchase                       333        410
  Federal Home Loan Bank advances                          1,172        645
  Series B mandatory redeemable preferred                     12         12
  Subordinated debentures                                    384        448
  Notes payable                                              238        158
                                                      ---------- ----------
    Total interest expense                                10,479     10,490

Net interest income                                        9,703      9,323
Provision for loan losses                                    766          -
                                                      ---------- ----------
Net interest income after
 provision for loan losses                                 8,937      9,323

Noninterest income
  Service charges                                          1,636      1,583
  Trust income                                               253        229
  Mortgage banking income                                    446        434
  Brokerage commissions and fees                             102        126
  Bank owned life insurance                                  252        241
  Securities gains                                           848          -
  Gain on sale of OREO                                        96         82
  Gain on sale of other assets                               482          -
  Other income                                               823        559
                                                      ---------- ----------
                                                           4,938      3,254
Noninterest expenses
  Salaries and employee benefits                           4,829      5,148
  Occupancy                                                1,210        941
  Furniture and equipment                                    611        695
  Marketing                                                  223        192
  Supplies and printing                                      131        181
  Telephone                                                  241        178
  Data processing                                            303        583
  Amortization of intangible assets                          909        621
  Other expenses                                           1,859      1,409
                                                      ---------- ----------
                                                          10,316      9,948

Income before income taxes                                 3,559      2,629
Income taxes                                               1,114        730
                                                      ---------- ----------
    Net income                                        $    2,445 $    1,899
                                                      ========== ==========

Preferred stock dividends                                     52         52
                                                      ---------- ----------
Net income for common stockholders                    $    2,393 $    1,847
                                                      ========== ==========

Basic earnings per common share                       $     0.40 $     0.29
                                                      ========== ==========
Diluted earnings per common share                     $     0.39 $     0.28
                                                      ========== ==========

Centrue Financial Corporation
Unaudited Selected Quarterly Consolidated Financial Data
(In Thousands, Except Share Data)

                                         Quarters Ended
                     -----------------------------------------------------
                     03/31/08   12/31/07   09/30/07   06/30/07   03/31/07
                     ---------  ---------  ---------  ---------  ---------
Statement of Income
 Data
 Interest income     $  20,182  $  21,549  $  21,561  $  20,653  $  19,813
 Interest expense      (10,479)   (11,606)   (11,477)   (11,162)   (10,490)
                     ---------  ---------  ---------  ---------  ---------
 Net interest income     9,703      9,943     10,084      9,491      9,323
 Provision for loan
  losses                   766        449          -        226          -
                     ---------  ---------  ---------  ---------  ---------
 Net interest income
  after provision
  for loan losses        8,937      9,494     10,084      9,265      9,323
 Noninterest income      4,938      3,850      4,367      4,194      3,254
 Noninterest expense    10,316      8,908      8,631      9,846      9,948
                     ---------  ---------  ---------  ---------  ---------
 Income before
  income taxes           3,559      4,436      5,820      3,613      2,629
 Provision (benefit)
  for income taxes       1,114      1,356      1,982      1,107        730
                     ---------  ---------  ---------  ---------  ---------
 Net income          $   2,445  $   3,080  $   3,838  $   2,506  $   1,899
                     =========  =========  =========  =========  =========
 Net income on
  common stock       $   2,393  $   3,029  $   3,786  $   2,454  $   1,847
                     =========  =========  =========  =========  =========

Per Share Data
 Basic earnings per
  common share       $    0.40  $    0.49  $    0.60  $    0.38  $    0.29
 Diluted earnings
  per common share        0.39       0.49       0.60       0.38       0.28
 Cash dividends on
  common stock            0.13       0.13       0.13       0.13       0.12
 Dividend payout ratio
  for common stock       32.97%     26.74%     21.71%     34.03%     41.89%
 Book value per
  common share       $   19.48  $   19.50  $   19.12  $   18.48  $   18.42
 Basic weighted
  average common
  shares outstanding 6,051,554  6,174,732  6,321,760  6,414,390  6,461,791
 Diluted weighted
  average common
  shares outstanding 6,088,608  6,227,046  6,357,605  6,449,777  6,497,614
 Period-end common
  shares outstanding 6,026,146  6,071,546  6,261,128  6,363,922  6,470,840

Balance Sheet Data
 Securities          $ 217,937  $ 249,331  $ 265,873  $ 276,710  $ 289,288
 Loans               1,016,097    957,285    933,903    912,168    868,529
 Allowance for loan
  losses                11,221     10,755     10,852     10,828     10,607
 Assets              1,387,852  1,364,999  1,363,246  1,353,386  1,318,821
 Deposits            1,049,049  1,033,022  1,063,805  1,088,122  1,057,297
 Stockholders'
  equity               117,870    118,876    120,234    118,067    119,667

Earnings Performance Data
 Return on average
  total assets            0.71%      0.90%      1.13%      0.76%      0.60%
 Return on average
  stockholders' equity    8.24      10.22      12.78       8.51       6.50
 Net interest margin
  ratio                   3.25       3.35       3.40       3.30       3.35
 Efficiency ratio(1)     73.06      61.72      59.42      70.80      75.13

Asset Quality Ratios
 Nonperforming assets
  to total end of
  period assets           0.38%      0.51%      0.75%      0.81%      1.04%
 Nonperforming loans
  to total end of
  period loans            0.40       0.43       0.60       0.49       1.08
 Net loan charge-offs
  to total average
  loans                   0.03       0.06          -       0.09       0.03
 Allowance for loan
  losses to total
  end of period
  loans                   1.10       1.12       1.16       1.19       1.22
 Allowance for loan
  losses to
  nonperforming loans   276.52     262.96     194.72     241.05     112.65

Capital Ratios
 Average equity to
  average assets          8.68%      8.75%      8.83%      8.88%      9.15%
 Total capital to
  risk adjusted
  assets                 10.79      10.23      11.06      11.09      11.66
 Tier 1 leverage
  ratio                   7.65       7.69       7.80       7.60       7.99

(1) Calculated as noninterest expense less amortization of intangibles and expenses related to other real estate owned divided by the sum of net interest income before provisions for loan losses and total noninterest income excluding securities gains and losses and gains on sale of assets.

Contacts:
Thomas A. Daiber
President and
Chief Executive Officer
Centrue Financial Corporation
tom.daiber@centrue.com

Kurt R. Stevenson
Senior Executive Vice President
and Chief Financial Officer
Centrue Financial Corporation
kurt.stevenson@centrue.com